Exhibit 10.1

February 6, 2019

PERSONAL AND CONFIDENTIAL

Ralph Goldwasser

Re:    Transition and Consulting Agreement

Dear Ralph:

This letter confirms that the last day of your employment with Myomo, Inc. (the “Company”) will be effective on February 18, 2019 (the “Separation Date”) due to your retirement. This letter also proposes an agreement between you and the Company.

First, a few formalities. Regardless of whether you sign the Agreement below:

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The Company shall, if it has not already done so, (i) pay you salary, any accrued but unused vacation and unpaid and properly documented expenses accrued to you through the Separation Date; and (ii) provide you with opportunity to continue group health coverage at your own sole expense under the law known as “COBRA,” subject to your COBRA eligibility;

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You are subject to continuing obligations under (i) Sections 5 and 6 of your Employment Agreement with the Company dated December 23, 2016 (the “Employment Agreement”), which includes without limitation your obligation (a) not to disclose or use Confidential Information (as defined in the Employment Agreement); (b) to return Company property; (c) for 12 months after the Separation Date, not to (I) be an owner of or involved in the management or operations of or be employed by or affiliated as an independent contractor or on any other basis with a “Competitive Business” (as defined in the Employment Agreement) or (II) service or solicit any customer or employee of the Company; and (ii) Section 8 and Appendix A of the Employment Agreement, regarding arbitration ((i) and (ii), with any other confidentiality and restrictive covenant obligation you have to any of the Releasees (as defined below), the “Ongoing Obligations”).

The remainder of this letter proposes an agreement (the “Agreement”) between you and the Company. You and the Company agree as follows:

1.    Existing Equity Rights; RSU Acceleration

On January 2, 2018, you were granted an option to purchase 40,000 shares of the Company’s Common Stock (the “Stock Option”) and 17,500 restricted stock units (the “Employee RSUs”), in each case subject to the terms of the applicable award agreement, the Company’s 2016 Equity Incentive Plan and/or the Company’s 2018 Stock Incentive and Option Plan (the “Equity Documents”). As of the Separation Date, 21,666 shares subject to the Stock Option will be vested (the “Vested Portion”) and 18,334 shares subject to the Stock Option will be unvested (the “Unvested Portion”). Notwithstanding anything to the contrary contained in the Equity Documents, during the period between the Separation Date and the Consulting End Date (as defined below), the Unvested Portion shall continue to vest in accordance with the vesting schedule described in the Equity Documents governing such Stock Option; provided that any portion of the Stock Option intended to be treated as an “incentive stock option” will be treated as a “non-qualified stock option” to the extent required under U.S. federal tax laws following the Separation Date; and provided, further that the Stock Option will terminate and become null and void in its entirety in the event the Consulting Services are terminated by the Company prior to the Consulting End Date due to your breach of the Ongoing Obligations, willful misconduct or refusal to perform the Consulting Services. On the Separation Date, the remainder of the Unvested Portion (after giving effect to the continued vesting described in the previous sentence) will expire and become null and void, and the Vested Portion (after giving effect to the continued vesting described in the previous sentence) will remain subject to the Equity Documents, including with respect to time limits on exercise. In addition, on the Separation Date, you and the Company acknowledge that 8,750 of the Employee RSUs are unvested (the “Unvested RSUs”). As consideration for your Consulting Services (as defined below) and your release of Claims herein, and subject to your compliance with the Ongoing Obligations, your Unvested RSUs shall accelerate and vest in full upon the Consulting End Date (as defined below), provided that, your Unvested RSUs will be forfeited in their entirety in the event the Consulting Services are terminated by the Company prior to the Consulting End Date due to your breach of the Ongoing Obligations, willful misconduct or refusal to perform the Consulting Services.

2.    Consulting Services; New RSU Award

You agree to provide consulting services, on a part-time basis, as requested by the Company, from the Separation Date until May 18, 2019 (the “Consulting End Date” and such services, the “Consulting Services”). The Company shall pay you $10,000 per month for the Consulting Services (the “Consulting Payments”). As additional compensation for the Consulting Services, the Company shall grant you 20,000 restricted stock units (the “Consulting RSUs”), which shall vest in full upon the Consulting End Date. The Company may terminate the Consulting Services prior to the Consulting End Date in the event of your breach of the Ongoing Obligations, willful misconduct or refusal to perform the Consulting Services, in which event the Company will owe you no further Consulting Payments after the date of termination and the Consulting RSUs will be forfeited in their entirety.

3.    Bonus

The Company will pay you any bonus for fiscal year 2018 to which you are entitled under the Company’s Senior Executive Cash Incentive Bonus Plan, subject in all respects to such plan and to the discretion of the Company’s Board of Directors. The Company anticipates that any such bonus will be paid by March 15, 2019.

4.    Release of Claims

In consideration for, among other terms, the RSU Acceleration and the opportunity to engage in Consulting Services, to which you acknowledge you would otherwise not be entitled, and each of which you agree are independently sufficient consideration for this Agreement, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to your employment by and termination of employment with the Company;

•	of wrongful discharge or violation of public policy;

•	of breach of contract;

•	of defamation or other torts;

•	of retaliation or discrimination under federal, state or local law (including, without limitation, claims under the Age Discrimination in Employment Act);

•	under any other federal or state statute;

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for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your rights under this Agreement.

You acknowledge and represent that, except as expressly provided in this Agreement, the Company has paid or provided, and you are not owed or eligible for, all salary, severance (including severance under your Employment Agreement), wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to you. You specifically represent that you are not due to receive any severance, commissions or other incentive compensation from the Company except with respect to the compensation expressly provided herein.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

5.    Nondisparagement

You agree not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents. These nondisparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding.

6.    Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

7.    Defend Trade Secrets Act Notice.

You understand that pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8.    Other Provisions

(a)    Termination and Return of Payments; Certain Remedies. If you breach any of your obligations under this Agreement, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate and/or enforce the return of its non-wage payments to you or for your benefit under this Agreement. The termination and/or return of such payments in the event of your breach will not affect your continuing obligations under this Agreement. Without limiting the Company’s remedies hereunder, if the Company prevails in any action to enforce this Agreement, then you shall be liable to the Company for reasonable attorneys’ fees and costs incurred by the Company in connection with such action.

(b)    Enforceability; Taxes. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. All compensation and benefits provided or referred to hereunder shall be subject to taxes as required by applicable law.

(c)    Waiver; Absence of Reliance. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

(d)    Jurisdiction; Governing Law; Interpretation. To the extent permitted by Section 8 of the Employment Agreement, and except as expressly otherwise provided in the Ongoing Obligations or the Equity Documents, you and the Company hereby agree that the state and federal courts of Massachusetts located in Boston shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement. With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper. Subject to the foregoing, this Agreement shall be interpreted and enforced under the laws of Massachusetts, without regard to conflict of law principles.

(e)    Entire Agreement. This Agreement constitutes the entire agreement between you and the Company and supersedes any previous agreements or understandings between you and the Company, including without limitation the Employment Agreement, except for the Ongoing Obligations (which are incorporated herein by reference as material terms herein) and the Equity Documents, which Ongoing Obligations and Equity Documents remain in full effect as provided herein.

(f)    Time for Consideration; Effective Date.

You acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days before signing it (the “Consideration Period”) and that you have knowingly and voluntarily entered into this Agreement. You acknowledge that the above release of claims expressly includes without limitation claims under the Age Discrimination in Employment Act. You are advised to consult with an attorney before signing this Agreement. To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the seven (7) day revocation period (the “Revocation Period”). This Agreement shall not become effective or enforceable during the Revocation Period. It will become effective on the day after the Revocation Period ends (the “Effective Date”).

(g)    Counterparts. This Agreement may be executed in separate counterparts. When all counterparts are signed, they shall be treated together as one and the same document.

Please indicate your agreement to the terms of this Agreement by signing and returning to the undersigned the original or a PDF copy of this letter within the time period set forth above.

Very truly yours,

Myomo, Inc.

By:	/s/ Paul R. Gudonis	February 6, 2019
	Paul R. Gudonis Chief Executive Officer	Date

This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ Ralph Goldwasser	February 6, 2019
Ralph Goldwasser	Date